Exhibit 99.2

9586 I-25 Frontage Rd., Suite 200 Longmont, CO 80504 U.S.A. Telephone 303.774.3200 Facsimile 303.678.9275

CONTACTS:	Lawrence Firestone Chief Financial Officer (303) 774-3246

FOR IMMEDIATE RELEASE

APPLIED FILMS AND SCHMID ENTER NON-EXCLUSIVE
STRATEGIC ALLIANCE FOR SUPPLY OF EQUIPMENT
FOR THE PHOTOVOLTAICS MARKET

Longmont, Colorado (October 20, 2005) – Applied Films Corporation (Nasdaq: AFCO) and Gebr. Schmid GmbH (“Schmid”) announced today that they have entered into a non-exclusive strategic alliance whereby Gebr. Schmid GmbH will offer Applied Films’ ATONTM system as part of its turn-key production solutions for the Solar Cell/Photovoltaics industry. Applied Films, with the inclusion of its ATONTM system, joins an existing consortium of equipment suppliers which is lead by Schmid, a leading supplier to the solar cell/photovoltaic industry. The ATONTM system deposits the anti-reflective and passivation layers for wafer based solar cells. Following this agreement, Schmid will have a complete turnkey offering for the advanced equipment required for the production of wafer based solar cells and modules.

“We are pleased to have Applied Films join and strengthen our alliance”, commented Christian Schmid, CEO and Managing Director of Schmid. “Applied Films’ ATONTM system is a highly efficient sputter coating system for Silicon Nitride anti-reflection and passivation layers, and this completes our product portfolio. We can now offer complete production lines with a low cost of ownership”, Mr. Schmid added.

About Schmid

With about 800 people, Schmid is one of the leading providers of horizontal wet processes and automation equipment for the printed circuit board and flat panel display industry. For the Photovoltaic industry Schmid is today able to provide beside the horizontal wet process equipments for up to 70% to 80% of the different process technologies required for solar wafer, solar cell, solar module and solar thin film production.

About Applied Films Corporation

We are a leading provider of thin film deposition equipment to diverse markets such as the flat panel display, architectural glass, solar cell, and the consumer products packaging and electronics industries. For more information, please visit our web site at http://www.appliedfilms.com.

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